August 19, 2005

Securities and Exchange Commission
450 Fifth Street NW
Washington, DC
20549 USA

Dear Sirs:

RE: WHO’S YOUR DADDY, INC. (FORMERLY SNOCONE SYSTEMS, INC.)

We were previously the principal accountants for Who’s Your Daddy, Inc. (formerly Snocone Systems, Inc.) and we reported on the financial statements of Who’s Your Daddy, Inc. (formerly Snocone Systems, Inc.) for the years ended December 31, 2004 and December 31, 2003 and for the period from inception to December 31, 2004. We were dismissed, through mutual agreement, as the principal accountants for Who’s Your Daddy, Inc. (formerly Snocone Systems, Inc.) on August 18, 2005. We have read Who’s Your Daddy, Inc. (formerly Snocone Systems, Inc.)’s statements under Section 4 of its Form 8-K dated August 19, 2005, and we agree with such statements.

For the most recent fiscal period through to August 18, 2005, there has been no disagreement between Who’s Your Daddy, Inc. (formerly Snocone Systems, Inc.) and Morgan & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to our satisfaction would have caused us to make a reference to the subject matter of the disagreement in connection with our reports.

Yours truly,

“Morgan & Company”

Chartered Accountants

Tel: (604) 687-5841	P.O. Box 10007 Pacific Centre
Fax: (604) 687-0075	Sute 1488 - 700 West Georgia Street
www.morgan-cas.com	Vancouver, B.C. V7Y 1A1